Exhibit 99.1

AMRI Schedules First Quarter Earnings Release, Lowers First Quarter, Full Year Earnings Expectations

    ALBANY, N.Y.--(BUSINESS WIRE)--April 23, 2003--Albany Molecular Research, Inc. (Nasdaq: AMRI) will report first quarter results before the opening of the market on Tuesday, May 6, 2003.
    The company will hold a conference call at 10:00 a.m. Eastern Time to discuss its quarterly financial results and business highlights. AMRI also announced today lowered earnings expectations for the first quarter and full year 2003. The lowered earnings estimate results from continued reductions in research and development spending by pharmaceutical and biotechnology companies and increased costs at AMRI's recently purchased Organichem division. In addition, during the first quarter, AMRI expects to take a one-time $1.4 million charge related to the termination of the company's lease in Iowa, as well as a $300,000 purchase accounting expense related to an increase in the value of inventories acquired in the Organichem acquisition.
    First quarter sales of Allegra(R) will be reported by Aventis S.A. on Wednesday, April 30, 2003. During the first quarter, Aventis commented that new prescriptions for Allegra continue to grow, but that certain inventory de-stocking of Allegra by wholesellers had also occurred. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra (Telfast(R)) outside the United States) for patents relating to the active ingredient in Allegra.
    "Several factors combined to make this a more difficult quarter than projected," said AMRI Chairman, President and Chief Executive Officer Thomas E. D'Ambra, Ph.D. "These factors include the ongoing sluggish economy, the current political climate and a continued slowdown in new R&D spending beyond what we expected by pharmaceutical and biotechnology companies. Nevertheless, we believe the downturn in contract revenue is temporary. We continue to pursue relationships with new customers, and seek to maintain or expand our relationships with existing customers, while focusing on every opportunity to control or cut costs. AMRI remains a profitable business. We view these difficult times as an opportunity to emerge stronger in context to our competition, and strategically positioned for a bright future."

    First Quarter 2003

    For the first quarter of 2003, AMRI expects to report earnings under U.S. generally accepted accounting principles (U.S. GAAP) in the range of $0.12 to $0.13 per share on a diluted basis, compared to previous earnings estimates of $0.23 to $0.24 per share on a diluted basis. The one-time charge of $1.4 million and the purchase accounting expense of $300,000 is expected to represent $0.03 per diluted share in the first quarter of 2003. On a pro-forma basis, excluding the one-time and purchase-accounting expense, AMRI's diluted earnings per share is expected to range from $0.15 to $0.16 per share.
    AMRI expects to report contract revenue of $15.7 million for the first quarter of 2003, compared to $16.7 million for the first quarter 2002. Revenue from Organichem in the first quarter of 2003 is expected to be $18.1 million, compared to $23.0 million for the same period in 2002.
    During the first quarter of 2003, AMRI anticipates a one-time charge of $1.4 million related to the relocation of its Biocatalysis Division from Coralville, Iowa to Mount Prospect, Illinois, and the termination of its facility lease in Iowa. This one-time charge represents the value of the improvements that AMRI made to its Iowa facility during the lease term. Also anticipated in the first quarter 2003 is a purchase accounting expense of $300,000 related to the acquisition of Organichem. The purchase accounting expense primarily relates to a $1.0 million increase in the fair value of Organichem's inventory, which is expected to be expensed during the first three quarters of 2003. Accordingly, it is expected that additional purchase accounting expenses of $615,000 and $100,000 will be recorded in the second and third quarters of 2003, respectively.

    Organichem

    Effective January 1, 2003, AMRI began consolidating its financial results with Organichem. For the period January 1, 2003 through February 11, 2003, AMRI's consolidated financial results will reflect 75% ownership of Organichem. Effective February 12, 2003, the date of our purchase of the remaining 25% ownership of Organichem, AMRI's financial results will reflect 100% ownership of Organichem. During the first quarter of 2003, Organichem's results were negatively impacted by increased operating costs and other factors relating to the buy-out. The integration of Organichem into AMRI's operations is expected to reduce the current level of operating costs at Organichem throughout the remainder of 2003.

    Full-Year 2003

    AMRI Chief Financial Officer David P. Waldek provided revised guidance for the full-year 2003. "Assuming the continuation of this difficult economic environment for the remainder of the year, we are estimating 2003 contract revenues to range from being flat to decreasing by 7% for AMRI and Organichem combined in 2003, compared to 2002," said Mr. Waldek, who noted that the low end of this revenue guidance also reflects a significant potential impact from the company's exposure related to the recently completed Pfizer/Pharmacia merger. Mr. Waldek continued, "AMRI contract revenue for 2003 is expected to range between $65.0 to $71.0 million, and Organichem 2003 contract revenue is expected to range from $82.5 to $84.5 million. Additional guidance related to our estimated Allegra royalties will be provided in connection with our May 6, 2003 first quarter earnings release. We should also obtain a clearer view of our Allegra royalties for the remainder of 2003 and into 2004 as we proceed through the current allergy season over the next several months. Including the first quarter 2003 one-time charge of $1.4 million and the cumulative purchase accounting expense estimate of $1.0 million, we are projecting our full year 2003 diluted EPS under U.S. GAAP to range from $1.03 to $1.16. We anticipate the one-time charge and purchase accounting adjustments will represent $.05 per diluted share for 2003. On a pro-forma basis excluding the one-time and purchase accounting charges, we are projecting full year diluted EPS to range from $1.08 to $1.21. Our previous 2003 diluted EPS guidance, excluding any one-time or purchase accounting charges, was $1.42 to $1.51 per share."

    Actual Results and Conference Call

    AMRI will report its complete first quarter results before the opening of the market on Tuesday, May 6, 2003. The company will hold a conference call at 10:00 a.m. Eastern Time to discuss its quarterly financial results and business highlights. In addition, the company may answer questions concerning business and financial developments and trends, as well as other business and financial matters affecting the company.
    Individuals interested in listening to the conference call should dial 888-273-9890 (for domestic calls) or 612-332-0228 (for international calls) at 9:45 a.m. and reference the AMRI First Quarter 2003 Earnings Release conference call. Replays of the call will be available for seven days following the call beginning at 3:15 p.m. on May 6, 2003. To access the replay by telephone, please call 800-475-6701 (for domestic calls) or 320-365-3844 (for international calls) and use access code 681723. In addition, replays of the call will be available for twelve months on the company's website.



   Reconciliation of Earnings Per Share

                                           First Quarter   Full Year
                                               2003          2003
                                           -----------    ----------
   Expected GAAP Diluted E.P.S.            $0.12-0.13     $1.03-1.16
        Asset impairment charge            $0.02          $0.02
     Purchase Accounting charge            $0.01          $0.03
                                           -----------    ----------
   Expected Non-GAAP Diluted E.P.S.        $0.15-0.16     $1.08-1.21
                                           ===========    ==========


    Albany Molecular Research, Inc. is a leading research, drug discovery and development company built on a chemistry platform of comprehensive and integrated technologies, resources and capabilities. The company conducts pharmaceutical research and development with many leading pharmaceutical and biotechnology companies and for its own internal discovery programs.
    Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of earnings in the first quarter of 2003 and earnings guidance for the full year 2003, statements regarding the company's prospects for the remainder of 2003 and beyond, trends in pharmaceutical and biotech outsourcing and the positioning of the company's contract business for 2003, the expected level of 2003 contract revenues for AMRI and Organichem, and statements regarding the acquisition and expected performance of Organichem Corporation, including the expected reduction of operating costs relating to the integration of operations. These statements may also be identified by forward-looking words such as "may," "could," "should," "would," "will," "intend," "expect," "anticipate," "believe," and "continue" or similar words. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing chemical research and development, including continued softness in these markets, sales of Allegra (including any deviations in estimates provided by Aventis) and the company's receipt of significant royalties from the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, and Claritin's approval for over-the-counter use, the integration and operating risks associated with the company's acquisition of Organichem, the company's ability to enforce its intellectual property and technology, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, the company's ability to successfully complete its ongoing expansion projects on schedule and integrate acquired companies, and the company's ability to effectively manage its growth, as well as those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission on March 31, 2003 and in the company's other SEC filings. Earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. In addition, as noted above, there are numerous factors which may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

    CONTACT: Albany Molecular Research, Inc.
             David Albert, 518/464-0279